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                                                                     EXHIBIT 2.1




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                            STOCK PURCHASE AGREEMENT



                            DATED AS OF JUNE 30, 2000

                                  BY AND AMONG

                              NEMATRON CORPORATION,

                        RONALD C. CAUSLEY, INDIVIDUALLY,

                                       AND

                        RONALD C. CAUSLEY, TRUSTEE OF THE
                        RONALD C. CAUSLEY REVOCABLE TRUST
                              DATED MARCH 14, 1990,
                                   AS AMENDED


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                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT dated as of June 30, 2000 among the Ronald C. Causley, Trustee of the Ronald C. Causley Revocable Trust dated March 14, 1990, as amended ("Seller"), Ronald C. Causley, individually ("Causley"), and Nematron Corporation, a Michigan corporation ("Purchaser").

         WHEREAS, Seller is the owner of 1,000 shares of common stock, $1.00 par value per share (the "Shares") of A-OK Controls Engineering, Inc., a Michigan corporation (the "Company"), which Shares constitute 100% of the issued and outstanding capital stock of the Company;

     WHEREAS, Purchaser wishes to purchase from Seller and Seller wishes to sell to Purchaser, upon the terms and conditions hereinafter provided, the Shares;



         NOW, THEREFORE, the parties agree as follows:


                                        I
              REPRESENTATIONS AND WARRANTIES OF SELLER AND CAUSLEY

         1.00 Representations of Seller and Causley. The Seller and Causley jointly and severally represent and warrant to Purchaser as follows:

         1.01 Ownership of the Shares. Seller is the lawful owner of the Shares, free and clear of all liens, encumbrances, restrictions and claims of every kind. Except as set forth on Schedule 1.1 attached hereto, Seller has full legal right, power and authority to sell assign, transfer and convey the Shares in accordance with the terms and subject to the conditions of this Agreement. The delivery to Purchaser of the Shares pursuant to the provisions of this Agreement will transfer to Purchaser valid title thereto, free and clear of any claim, lien, encumbrance or agreement with respect thereto.

         1.02. Existence and Good Standing of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing in each jurisdiction in which the character or location of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, financial condition or results of operations of the Company. Schedule 1.2 attached hereto contains a list of all of the jurisdictions in which the Company is presently doing business, with states where it is qualified as a foreign corporation noted thereon.

         1.03. Capital Stock. The Company has an authorized capitalization consisting of 50,000 shares of common stock, par value $1.00 per share, of which 1,000 shares are issued and owned by the Seller. All such outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights,

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rights of exchange, plans or other agreements providing for the purchase, issuance or sale of any shares of the capital stock of the Company, other than as contemplated by this Agreement.

         1.04 Subsidiary. The Company does not own any subsidiary or own, directly or indirectly, any interest or have an investment in any person. The term "subsidiary" as used in this Section 1.04 shall mean any person of which the Company owns, directly, or indirectly, more than 50% of the stock or other equity interests that are generally entitled to vote for the election of the board of directors or governing body of such person.

         1.05 Financial Statements and No Material Adverse Change. The Company has heretofore furnished Purchaser with certain financial statements, which include a balance sheet of the Company (the "Balance Sheet") as at November 30, 1999 (the "Balance Sheet Date"), and the related statements of income, shareholders equity and cash flows for the year then ended. Such financial statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles and fairly present in all material respects the financial condition and results of the operations of the Company and the changes in its respective financial position at such date and for such period. Since the Balance Sheet Date, except as shown on Schedule 1.5 attached hereto, there has been no material adverse change in the business, financial condition or results of operations of the Company. For purposes of this Section 1.05, "material adverse change" means any change, individually or in the aggregate, of $25,000 or more.

         1.06 Title to Properties; Encumbrances. Except as set forth on Schedule
1.6 attached hereto, the Company has good title to all its properties and assets (other than real property), including, without limitation, all the properties and assets reflected in the Balance Sheet (except as indicated in the footnotes thereto and except for properties and assets reflected in the Balance Sheet which have been sold or otherwise disposed of in the ordinary course of business after the Balance Sheet Date), subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (a) liens reflected in the Balance Sheet or on Schedule 1.6, (b) liens or irregularities in title thereto which do not materially detract from the value, of or impair the use of, such property by the Company in the operation of its business, (c) liens arising by operation of law and (d) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (liens of the type described in clauses (a) through (d) above, inclusive, together with liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations of record on the use of real property are hereinafter sometimes referred to as "Permitted Liens").

         1.07 Real Property.  The Company does not own any real property.

         1.08 Leases. Schedule 1.8 attached hereto contains a list of (a) all leases of real property to which the Company is a party (and Purchaser acknowledges that the landlord under the Auburn Hills and Saginaw leases is an entity owned and controlled by Causley) and (b) all other leases pursuant to which payments of greater than $25,000 per annum are paid. Each such lease set forth on Schedule 1.8 is in full force and effect; all rents and additional rents due to date on each such lease have been paid; in each case, the Company has not received notice that it is in default thereunder. Except as set forth on Schedule l.8, there exists no event, occurrence, condition or act (including the purchase of the Stock hereunder) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default by the Company under such lease. All the buildings, structures and appurtenances situated on the real property listed on Schedule 1.8 are in good operating condition and in a state of good maintenance and repair, ordinary wear and tear excepted. There are no condemnation or appropriation proceedings pending or, to the Seller's knowledge, threatened against any of the real property leased by the Company. To the Seller's knowledge no work has been performed on or materials supplied to

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the real property leased by the Company in Auburn Hills or Saginaw within any applicable statutory period which could give rise to mechanic's or materialmen's liens; all bills and claims for labor performed and materials furnished to or for the benefit of the real property in Auburn Hills and Saginaw for all periods prior to the Closing Date shall be paid in full, and Seller has no knowledge of any mechanic's or materialmen's liens, whether or not perfected, nor affecting any portion of the real property leased by the Company in Auburn Hills and Saginaw.

         1.09 Material Contracts. Except as set forth on Schedule 1.8, 1.9 or
1.13 attached hereto, the Company does not have and is not bound by (a) any written agreement, contract or commitment relating to the employment of any Person by the Company, (b) any agreement, contract or commitment limiting the freedom of the Company to engage in any line of business or to compete with any other Person, (c) any agreement, contract or commitment not entered into in the ordinary course of business which involves payment by the Company of $25,000 or more in any calendar year and is not cancelable without penalty within 30 days,
(d) any contracts relating to the future disposition or acquisition of any material assets, other than dispositions or acquisitions of inventory in the ordinary course of business, (e) any contract (other than employees benefit plans, leases and insurance policies) that (i) involves the payment or potential payment, pursuant to its terms, by or to the Company of more than $25,000 annually and (ii) cannot be terminated within thirty (30) days after giving notice of termination without resulting in any material cost or penalty to the Company, (f) any contract with distributors, dealers, manufacturer's representatives, sales representatives or sales agencies with whom the Company deals in connection with its business. The Company has not violated any term or condition of any contract or agreement set forth on Schedule 1.9 in any material respect and to the knowledge of Seller no other party to such contracts has violated any term or condition of such contracts in any material respect. The Company has fulfilled all material obligations required pursuant to such contracts to have been performed by it on its part prior to the date hereof. Contracts made in the ordinary course of business involving an obligation or commitment on the part of the Company of less than $25,000 in any calendar year shall be deemed not to be material for purposes of this Section 1.9 and shall not be required to be disclosed on Schedule 1.9.

         1.10 No Violations. Except as set forth on Schedule 1.10 attached hereto, the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby (a) will not violate any provision of the Articles of Incorporation or By-Laws of the Company, (b) to the knowledge of Seller will not violate any statute, rule, regulation, order or decree of any public body or authority by which the Company is bound or binding upon any of their respective properties or assets and, (c) to the knowledge of Seller will not result in a violation or breach of, or constitute a default under, any license, franchise, permit, indenture, agreement or other instrument to which the Company is a party, or by which the Company or any of their respective assets or properties is bound, excluding from the foregoing clauses
(b) and (c) violations, breaches or defaults which, either individually or in the aggregate, would not have a material adverse effect on the business, financial condition or of operations of the Company.

         1.11 Litigation. Except as set forth on Schedule 1.11 attached hereto, Seller has no notice of any action, suit or proceeding at law or in equity by any person or any arbitration or any administrative or other proceeding by or before any governmental or other instrumentality or agency, pending, or, to the knowledge of Seller, threatened against the Company.

         1.12 Taxes. The Company has filed or caused to be filed, or will file or cause to be filed on or prior to the Closing Date (as defined in Section 3.01), all federal, state, local and foreign tax returns and tax reports which are required to be filed by, or with respect to, the Company on or prior to the Closing Date (taking into account any extension of time to file granted to or an behalf of the Company) (collectively, the "Returns"). Except as set forth on
Schedule 1.12 attached hereto, all federal, state, local

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and foreign taxes ("Taxes") due and payable by the Company have been, or prior to the Closing Date will be, paid or fully provided for on the books and records of the Company in accordance with generally accepted accounting principles. Except as disclosed on Schedule 1.12, (a) there are no waivers in effect of the applicable statutory period of limitation for Taxes of the Company for any taxable period, and (b) no deficiency assessment or proposed adjustment with respect to any tax liability of the Company for any taxable period is pending or, to the knowledge of Seller, threatened. The federal income tax returns of the Company have been audited by the Internal Revenue Service through the fiscal year ended November 30, 1991 and any deficiencies assessed thereby have been paid.

         1.13 Conduct of Business. Since the Balance Sheet Date, and except as set forth on Schedule 1.13 or 1.20 attached hereto or as contemplated or expressly required or permitted by this Agreement, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of Seller's agreements set forth in Article IV.

         1.14 Intellectual Properties. The Company does not own any domestic and foreign patents, patent applications, patent licenses, software licenses (other than those obtained on a non-exclusive basis in ordinary course business transactions from software designers, packagers or resellers, which software licenses are not proprietary as they relate to the Company), trade names (other than the name of the Company registered as a corporate name in the states in which the Company is either incorporated or qualified), trademarks, service marks, trademarks registrations and applications, service mark registrations and applications, copyright registrations and applications (collectively, the "Intellectual Property"). To the knowledge of Seller and Causley, except as stated on Schedule 1.14, there are no pending proceedings or litigation or other adverse claims made in writing affecting or with respect to the Intellectual Property. To the knowledge of Seller and Causley, the Company has not received any notice that it is infringing any Intellectual Property of any other person in connection with the conduct of the business of the Company and to the knowledge of Seller and Causley, no claim is pending or has been made to such effect that has not been resolved and, to the knowledge of Seller and Causley the Company is not infringing any Intellectual Property of any other Person.

         1.15 Environmental Laws and Regulations. To the knowledge of Seller and Causley, except as set forth on Schedule 1.15, (a) the Company is in compliance in all material respects with applicable Environmental Laws and the requirements of permits issued under such laws with respect to any property of the Company such that the Company is fully able to carry out its business as currently conducted; (b) there are no pending or threatened Environmental Claims against the Company or any real property that individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company; (c) there have been no releases of Hazardous Materials on, in, above or about any real property that individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company, and (d) no Company facilities are hazardous waste treatment, storage or disposal facilities, as such term is used in the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., which individually or in the aggregate could reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Company as the result of noncompliance with such statute. For proposes of this Agreement:

              "Environmental Law" means any applicable federal state or local statute, law, rule, regulation, ordinance, code or rule of common law in each case in effect and as amended as of the Closing Date, and any applicable judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials;

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              "Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating to any applicable Environmental Law or any permit issued under any such Law (hereafter "Claims"), including (i) Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (ii) Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; and

              "Hazardous Materials" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls, and radon gas, and (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances, "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import under any applicable Environmental Law.

         1.16 Compliance with Laws. Except as set forth on Schedule 1.16 attached hereto, the Company is, to the knowledge of Seller and Causley, in compliance with all applicable laws, regulations, orders, judgments and decrees except where the failure to so comply would not have a material adverse effect on the business, financial condition or results of operations of the Company.

         1.17 Employee Benefit Plans. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), currently or over the last five years maintained or contributed to by the Company, or any entity currently treated as a single employer under Section 414(b) or (c) of the Internal Revenue Code of 1986, as amended (the "Code") ("ERISA Affiliates") with the Company, with respect to which the Company has a liability, and any deferred compensation, bonus, or material fringe benefit plan, policy, trust, or arrangement whether written or oral, with or for the benefit of any present or prior officer, director, or employee with respect to which the Company is or will be required to make any payment is listed on Schedule 1.17 attached hereto (collectively, the "Employee Benefit Plans"). Except as set forth on such Schedule 1.17: (a) each Employee Benefit Plan is, in all material respects, in compliance with applicable law and has been administered and operated in all material respects in accordance with its terms; (b) each Employee Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the "IRS") and, to the knowledge of the Seller and Causley, no event has occurred and no condition exists which would result in the revocation of any such determination; (c) no Employee Benefit Plan is covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA or a multiemployer plan (as described in Section 3(37) of ERISA); (d) neither the Company nor, any ERISA Affiliate nor to the Seller's knowledge, any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Employee Benefit Plan that would reasonably be expected to result in the imposition of a penalty pursuant to Section 502 of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975 of the Code which penalty, damage or tax would be a material liability to the Company; and (e) no litigation or legal or administrative proceeding has been asserted or commenced or, to the Seller's and Causley's knowledge, threatened, against any Employee Benefit Plan, the assets of any such plan or the Company or any ERISA Affiliate with respect to any Employee Benefit Plan, or the plan administrator or fiduciary of any Employee Benefit Plan with respect to the operation of any such plan (other than routine, uncontested benefit claims), and to the

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knowledge of Seller and Causley there are no facts or circumstances which would reasonably be expected to form the basis for any such legal proceeding except to the extent that any such litigation or proceeding would not reasonably be expected to result in a material liability to the Company; (f) the Company has no obligations under any of the Employee Benefit Plans, to provide health or life insurance benefits to its current or prior employees (or their beneficiaries or dependents) for periods after termination of employment, except as specifically required by Section 4980B of the Code or subtitle B, part 6, of Title I of ERISA or similar state continuation coverage law; (g) each Employee Benefit Plan which is a "welfare benefit plan" under ERISA ss. 3(1) is terminable in accordance with its terms by the Company at any time without any further obligation thereunder other than to make payments and/or contributions in respect of benefits theretofore accrued in accordance with its terms; and (h) all contributions required to have been paid under any Employee Benefit Plan to the date hereof have been timely made.

              With respect to each Employee Benefit Plan, the Company has delivered to Purchaser a true and correct copy of (i) the annual reports (Form
5500), if any, filed with the IRS for the three recent plan years, (ii) the plan document and all amendments thereto, along with any current summary plan description for such Employee Benefit Plan, (iii) each trust agreement, group annuity contract and insurance policy, if any, relating to such Employee Benefit Plan and (iv) each determination letter from the IRS relating to such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code.

              For purposes of this Section 1.17, "material" shall mean any liability which exceeds $25,000.

         1.18 Insurance. Schedule 1.18 attached hereto contains a list of all policies and contracts for property and casualty insurance maintained by the Company. All such policies are in full force and effect.

         1.19 Brokers or Finder's Fees. No agent, broker, person or firm acting on behalf of Seller or the Company is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any Person controlling controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein, except for Alliance-BRG, Ltd., whose fees and expenses will be paid by Seller.

         1.20 Employees. Schedule 1.20 attached hereto sets forth the following information for each of the officers and employees of the Company: name and job title; current annualized rate of compensation as of the date of this Agreement (identifying any guaranteed bonuses separately); and the number of vacation days such person is entitled to take in each calendar year.

         1.21 Labor Relations. The employees of the Company are not covered by any collective bargaining agreement. To the knowledge of Seller and Causley (i) there is no union organization activity currently underway, (ii) the Company is not engaged in, or has not received any written notice during the current or preceding year of, any unfair labor practice, and no such complaint is pending before the National Labor Relations Board or any other agency having jurisdiction thereof, (b) during the immediately preceding twelve (12) calendar months there has not been any, and there is no threatened, labor strike, work stoppage or slowdown pending and (iv) there is no material labor grievance pending or threatened against or affecting the Company.

         1.22 Vehicles. Schedule 1.22 attached hereto contains a list of all motor vehicles owned or leased by the Company. The two leases identified in subsection (b) of Schedule 1.22 will be assigned by the Company and assumed by Seller on the Closing Date.

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         1.23 Customers. None of the customers which accounted for one percent or more of the dollar volume of purchases from the Company for the fiscal year ended November 30, 1999 and for the five (5) months ended April 30, 2000 has discontinued its relationship with the Company or notified it in writing that it intends to discontinue its relationship with the Company.

         1.24 Bank Accounts. Schedule 1.24 attached hereto is a list containing the names and locations of all banks or other financial institutions which are depositories of funds of the Company, the names of all persons authorized to draw or sign checks or drafts upon such accounts and the names and locations of any institutions in which the Company has safe deposit boxes and the names of the persons having access thereto.

         1.25 Accounts Receivable. All of the accounts receivable of the Company on the Balance Sheet and created since the Balance Sheet Date and prior to the Closing Date are the result of a bona fide sales or other transactions.

         1.26 Accuracy of Information. To the knowledge of Seller and Causley, no representation or warranty by Seller or Causley in this Agreement, nor any statement, document, certificate or schedule furnished or to be furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein too misleading.

         1.27 Investment Representations. Seller is acquiring the Nematron Stock (defined in Section 3.04) for its own account and not with a view to distribution or resale thereof in any transaction which would be in violation of the Securities Act of 1933, as amended (the "Securities Act") and rules promulgated thereunder, or any state securities statute, and agrees not to sell, hypothecate or otherwise dispose of all or any part of the Nematron Stock unless such Nematron Stock has been registered under the Securities Act and applicable state or other securities laws or in the opinion of counsel for the Seller, which counsel and which opinion are reasonably satisfactory to Purchaser, an exemption from the registration requirements of the Securities Act and such state or other laws is available. Seller is an "accredited investor" as defined in Rule 501 under Regulation D promulgated under the Securities Act. Seller can bear the economic risk of losing its investment in the Nematron Stock and is presently able to afford the complete loss of such investment. Seller has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of an investment in the Nematron Stock. Seller has been furnished with and acknowledges receipt of the Purchaser's Form 10KSB for the year ended December 31, 1999, Form 10QSB for the quarter ended March 31, 2000 and the proxy statement for the Purchaser's annual meeting of shareholders held on May 23, 2000 (the "SEC Reports") and acknowledges that it has been afforded the opportunity (i) to ask such questions as it has deemed necessary of, and to receive answers from, representatives of Purchaser concerning the merits and risks of investing in the Nematron Stock and (ii) to obtain such additional information which Purchaser possesses or can acquire without unreasonable effort or expense that is necessary to verity the accuracy and completeness of the information contained in the SEC Reports. Seller acknowledges that (a) Purchaser has answered all questions and responded to all inquiries and requests for information to Seller's satisfaction, (b) it has made, independently and without reliance upon the Purchaser (other than the representations and warranties of the Purchaser set forth in Article II hereof) or any agent or representative of the Purchaser and based on its own independent analysis of the Purchaser and such other documents and information as it has deemed appropriate, its own investment analysis and its own business decision to enter into and consummate this Agreement and the transactions contemplated hereby, (c) Purchaser does not guarantee the value of the Nematron Stock or the price which Seller may receive upon sale by it of the Nematron Stock and (d) in connection with the transaction contemplated herein, Seller may have received nonpublic information about

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the Purchaser, and Seller will not trade in the Purchaser's common stock until after Purchaser files its Form 10Q for the quarter ended June 30, 2000.

                                       II
                         REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

         2.00 Representations of Purchaser. Purchaser represents and warrants to Seller and Causley as follows:

         2.01 Existence and Good Standing. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan.

         2.02 Authority. Purchaser has full corporate power to enter into this Agreement and to consummate the transactions contemplated herein. This Agreement has been duly authorized, executed, and delivered by Purchaser and is a valid and binding obligation of Purchaser in accordance with its terms. Neither the execution of this Agreement nor the consummation of the transactions contemplated herein will constitute or cause a breach or violation of the articles of incorporation or bylaws of Purchaser or of any covenant or obligation binding upon Purchaser.

         2.03 Consents. No approval of or filing with any court, governmental authority, or administrative agency (domestic or foreign) is required in connection with the execution and delivery of this Agreement by Purchaser or its consummation of the transactions contemplated herein.

         2.04 Accuracy of Information. The SEC Reports do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading, nor has there been any material adverse change in the business, financial condition or results of operations of the Purchaser since the date of the last of the SEC Reports except as has been disclosed to Seller and Causley. For purposes of this Section 2.04, "material adverse change" means any change, individually or in the aggregate, of $25,000 or more.

         2.05 Accuracy of Information. To the knowledge of Purchaser, no representation or warranty by Purchaser in this Agreement nor any statement, document, certificate or schedule furnished or to be furnished in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of material fact or omits or will omit a material fact necessary to make the statements contained therein too misleading.


                                       III
                                PURCHASE AND SALE

         3.01 Sale of the Shares. Subject to the terms and conditions of this Agreement, the Seller agrees to sell, transfer, and convey, and Purchaser hereby agrees to purchase, the Shares. The closing of such purchase and sale (the "Closing") shall take place within three business days after the conditions precedent in Articles V and VI have been satisfied (such date being referred to as the "Closing Date") and at a location to be agreed upon. Subject to the terms and conditions of this Agreement, each party agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all

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things reasonably necessary, proper, or advisable in order to cause the timely consummation of the transactions contemplated hereby.

         3.02 Delivery of Certificates. At the Closing, the Seller shall deliver to Purchaser certificates representing all of the Shares, endorsed in blank or with accompanying stock powers duly signed. The Seller shall also deliver such other instruments or documents as shall, in the opinion of Purchaser's counsel, be reasonably required to vest good and marketable title in the Purchaser to the Shares.

         3.03 Resignations. Contemporaneously with the Closing, all of the directors and officers of the Company shall resign.

         3.04 Purchase Price. The aggregate purchase price hereunder for all of the Stock (the "Purchase Price") shall consist of $4,000,000, $2,750,000 in cash and $1,250,000 of unregistered common stock of the Purchaser ("Nematron Stock"), said cash to be payable and Nematron Stock deliverable to the Seller at Closing. The number of shares of Nematron Stock to be issued at Closing shall be determined by dividing $1,250,000 by the average closing sale price for such shares of Nematron common stock on the American Stock Exchange for the ten trading days prior to the two trading days immediately preceding the Closing Date. The number of shares of Nematron Stock to be delivered at Closing is 604,186, determined as set forth on Schedule 3.04 attached hereto. Seller and Causley acknowledge and agree with the calculation of the number of shares set forth on Schedule 3.04. The Purchase Price shall be subject to certain adjustments described in Section 3.06. The remainder of the Purchase Price shall be paid in cash by the Purchaser, or the reimbursement of a portion of the Purchase Price theretofore received by Seller shall be paid in cash, as appropriate, after the final adjustments to the Purchase Price pursuant to
Section 3.06.

         3.05 Repayment of Company Indebtedness. At Closing Purchaser will cause the Company to pay to Causley the indebtedness owing from the Company to Causley in the outstanding principal amount of $2,078,000, plus interest through the Closing Date, and Causley will deliver to the Company a receipt and release acknowledging payment in full of such indebtedness. At Closing Purchaser will also cause Huntington Bank to release Causley from any personal guaranties of the Company's indebtedness to Huntington Bank, and will cause Huntington Bank to deliver to Causley documentary evidence of such release.

                  3.06 Purchase Price Adjustment.

                  (a) As soon as practicable following the Closing Date (but not later than 30 days after the Closing Date), Purchaser shall cause the Company to prepare and deliver to Seller an unaudited balance sheet of the Company as at June 30, 2000 (the "Closing Balance Sheet"), together with a certificate of the chief financial officer of the Company, stating that the Closing Balance Sheet was prepared in accordance with this Section 3.06. The Closing Balance Sheet shall be prepared so as to present fairly in all material respects the financial position of the Company at such date and shall be prepared on a basis consistent with the Balance Sheet.

                  (b) If the amount determined by subtracting total liabilities from total assets on the Closing Balance Sheet (the "Closing Adjusted Net Worth") exceeds the amount determined by subtracting total liabilities from total assets on the Balance Sheet (the "Most Recent Adjusted Net Worth"), then Purchaser shall pay to Seller the amount of the excess. If the Most Recent Adjusted Net Worth exceeds the Closing Adjusted Net Worth, then Seller shall pay to Purchaser the amount of the excess. Any amounts payable pursuant to this
Section 3.06(b) shall be paid within 2 business days after the Closing Balance Sheet is deemed final and conclusive pursuant to Section 3.07, by wire transfer in immediately available funds to an account designated by Seller or Purchaser as the case may be. In all computations pursuant to this Section 3.06(b), the excess of assets over liabilities shall include an adjustment to state the amount of work-in-process and unbilled accounts receivable at the contract rate of billing, less federal and state taxes thereon, consistent with GAAP accounting. In addition, the increase in federal and state taxes owing by the Company arising from such adjustment is the responsibility of Seller; any provision for taxes as a result of increasing the amount of work-in-process and unbilled accounts receivable will be offset in the Closing Balance Sheet and the Balance Sheet by a receivable from the Seller in the amount of the taxes, which receivable will be deducted from any additional payment made by Purchaser or added to any additional payment made by Seller (provided, that Seller will receive credit for the $156,000 deducted at Closing pursuant to Section 3.06(e)).

              (c) At Closing the Company shall assign to Seller, without recourse, the Quantum receivable in the amount of $256,898.21 and such amount will offset against the repayment of the shareholder indebtedness described in
Section 3.05.

              (d) At Closing Purchaser will offset against the repayment of the shareholder indebtedness described in Section 3.05 the amount of $18,000 for costs and penalties relating to filing of Form 5500 for certain benefit plans of the Company.

              (e) At Closing Purchaser will offset against repayment of the shareholder indebtedness described in Section 3.05 the amount of $156,000 as an estimated amount of Seller's tax liability for work in process adjustments described in Section 3.06(b).

         3.07 Dispute and Resolution. (a) In the event Seller does not agree with the Closing Balance Sheet as prepared by the Company, Seller shall so inform Purchaser in writing within 30 days of Seller's receipt thereof, such writing to set forth the objections of Seller in reasonable detail. If Seller and Purchaser cannot reach agreement as to any disputed matter relating to the Closing Balance Sheet within 15 days of Purchaser's receipt thereof, they shall forthwith refer the dispute to the southeastern Michigan office of Plante Moran for resolution, with the understanding that such firm shall resolve all disputed items within 20 days after such disputed items are referred to it. Each of Purchaser and Seller shall bear one-half of the costs of Plante Moran. The decision of Plante Moran with respect to all disputed matters relating to the Closing Balance Sheet shall be deemed final and conclusive and shall be binding upon Purchaser and Seller. In addition, if Seller does not object to the Closing Balance Sheet as prepared by the Company within the 30-day period referred to above, the Closing Balance Sheet as so prepared shall be deemed final and conclusive and binding upon the Purchaser and Seller.

                  (b) Until the Closing Balance Sheet is deemed final and conclusive pursuant to Section 3.07(a), Purchaser shall provide Seller and their representatives full access to the books, records, facilities and employees of the Company and shall cooperate fully with Seller. Seller shall also be entitled to have access to the work papers prepared in connection with the Closing Balance Sheet and shall be entitled to discuss such work papers with the persons who prepared them.

         3.08 Legend on Nematron Stock. Seller understands that the Nematron Stock has not been registered under the Securities Act or any state securities laws, and that it must therefore bear the economic risk of such investment indefinitely, unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration, and that the certificates representing Nematron Stock will bear substantially the following legend:

         "The shares represented by this certificate are "Restricted Securities". As such they may not be transferred unless (i) such transfer is effected pursuant to a registration statement which has been filed under the Securities Act of 1933 (the "1933 Act") and declared effective by the Securities and Exchange Commission, or (ii) in the written opinion of counsel, which opinion and counsel are acceptable to the issuer of these shares, such transfer may be effected under and is in compliance with Rule 144 under the 1933 Act, as in effect on the date of such transfer, or is otherwise exempt from the registration requirements of the 1933 Act."

         Notwithstanding the foregoing, the parties agree to be bound by the terms of a certain Registration Rights Agreement in the form attached hereto as
Exhibit 3.08.


                                       IV
                         COVENANTS OF SELLER AND CAUSLEY

         4.00 Covenants. Except for transactions expressly permitted by this Agreement, Seller and Causley covenants and agrees as follows from the date of this Agreement until the Closing:

         4.01 Conduct of Business of the Company. The Company will carry on its business in the usual and ordinary course, consistent with prior practice, will not introduce any fundamental new method of management or operation, will perform in all material respects all obligations to be performed by it pursuant to each material agreement to which it is bound, and will use its reasonable best efforts to preserve in all material respects its relationships with customers, suppliers, employees and others transacting business with it and the services of all officers, employees, agents and representatives.

         4.02 Corporate Existence. The Company will maintain its corporate existence and good standing in its jurisdiction of incorporation and in each jurisdiction in which it is qualified to do business, and it will not amend its charter documents or bylaws.

         4.03 Material Transactions. Except for transactions in the usual and ordinary course of business consistent with past practices, without Purchaser's consent the Company will not (a) waive a material right, cancel or amend a material contract, debt, or claim, or assume or enter into a material contract, lease, license, obligation, indebtedness, commitment, purchase, or sale, (b) enter into any employment or severance agreement with any person whose total annual compensation exceeds $35,000 pursuant to which the Company would have any obligations following the Closing; (c) enter into a guarantee of indebtedness of any person or entity; (d) sell, lease or otherwise dispose of any material asset or property; (e) make or guarantee any loan, advance or capital contributions to or investment in any person or entity; or (f) enter into any collective bargaining agreement with any union or other collective bargaining representative. For purposes of this Section 4.03, and without limiting the generality of the foregoing, all indebtedness for borrowed money or guarantees thereof and commitments and agreements having a duration in excess of one year or for amounts in excess of $25,000, are deemed to be material and not in the usual and ordinary course of business. The Purchaser acknowledges that the Company will, prior to Closing, enter into subleases for space in the Auburn Hills building with Quantum and Visioneering, the terms of which subleases will be acceptable to Purchaser.

         4.04 Maintenance of Properties. The Company will (a) duly and timely file all material reports and returns required to be filed with any governmental agency and will promptly pay when due all material taxes, assessments, and governmental charges, including interest and penalties levied or assessed, unless diligently contested in good faith by appropriate proceedings, (b) maintain and keep in substantially their current condition all of its buildings, offices, shops, other structures, and material tangible personal property, and (c) maintain in full force and effect all material policies of insurance that are listed on Schedule 1.18.

         4.05 Access. The Company will afford Purchaser and Purchaser's financing sources and their respective representatives (including their respective counsel, accountants, and other agents) full access at all reasonable times to all of the plants, offices, properties, and records of the Company, and will furnish all such other information concerning the business, properties, financial condition, prospects and results of operations of the Company as Purchaser and Purchaser's financing sources may reasonably request; provided that Purchaser and its financing sources will conduct such review in a manner that does not unreasonably interfere in the conduct of the business of the Company or result in substantial out-of-pocket costs to Seller or the Company.

         4.06 Noncompete. At Closing Causley shall enter into an Agreement Not to Compete in the form attached as Exhibit 6.09 hereto.

         4.07 Publicity. Other than the press release announcing the letter of intent, prior to the Closing, no party will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party, which consent will not be unreasonably withheld or delayed; provided, however, that nothing herein will prohibit any party from issuing or causing publication of any such press release or public announcement to the extent that such party determines such action to be required by law or the rules of any national stock exchange applicable to it or its affiliates, in which event the party making such determination will, if applicable in the circumstances, use reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. Moreover, nothing herein shall be construed to prohibit or preclude the Purchaser from disclosing information regarding the Company or its business or properties to its professional advisors or potential lenders or other financial participants in the transaction.

         4.08 No-Shop. Neither the Company or any of its officers, employees, directors, nor Causley or the Seller or any of their representatives (including investment bankers, accountants, attorneys, agents or consultants) will take any action to, directly or indirectly, (i) encourage, initiate or solicit discussions or negotiations with any person, other than Purchaser (and its affiliates and representatives), concerning any purchase of any capital stock of the Company or any merger, asset sale or similar transaction involving the Company (other than sales of assets in the ordinary course of business consistent with past practice), or enter into any negotiations or agreement with any third party with respect to the foregoing (an "Alternative Transaction"), or
(ii) except as may be required by law or legal process, disclose non-public information relating to the Company or provide access to property, books or records of the Company to any person, other than Purchaser (and its affiliates and representatives), in connection with any solicitation, offer or proposal of an Alternative Transaction. The Seller and Causley will promptly disclose to Purchaser the existence or occurrence of any proposal, contract or contact which they, the Company or any of their representatives described above may receive after the date hereof in respect of any Alternative Transaction. The Seller and Causley agree that they will, and will cause the Company and its officers, employees, directors, agents and representatives to, immediately cease any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Alternative Transaction.

                                        V
                          SELLER'S CONDITIONS PRECEDENT

         5.00 Conditions to Seller's Obligations. All of the following shall be conditions precedent to the Seller's obligation to consummate the transactions contemplated by this Agreement:

         5.01 Representations and Warranties. The representations and warranties made by Purchaser herein shall be correct in all material respects on and as of the date when made, and on and as of the Closing Date.

         5.02 Performance. Purchaser shall have complied in all material respects with all of its obligations under this Agreement.

         5.03 No Illegality. There shall not be in effect any statute, rule, or regulation which makes it illegal for the Sellers to consummate the transactions contemplated herein, or any order, decree, or judgment which enjoins the Seller from consummating the transactions contemplated herein.

         5.04 No Litigation. No suit, action, or other proceeding shall be pending or, to the knowledge of Seller and Causley, threatened against Seller
(i) by any governmental authority which challenges or seeks to challenge, restrain or prohibit the consummation of the transaction contemplated hereby or
(ii) before any court or government agency that Seller reasonably determines would be materially adverse to them if they consummated the transactions contemplated hereby.

         5.05 Closing Certificate. Seller shall have received a certificate signed by Purchaser and dated the Closing Date to the effect that the conditions precedent provided in Sections 5.01, 5.02 and 6.04 have been satisfied. The delivery of such certificate shall in no way diminish, supersede or enlarge the representations and warranties of Purchaser made in this Agreement or its liability in respect thereof pursuant to Article IX.

         5.06 Opinion of Counsel. Seller shall have been provided an opinion of counsel for the Purchaser, in form and substance reasonably acceptable to Seller and its counsel.



                                       VI
                        PURCHASER'S CONDITIONS PRECEDENT

         6.00 Conditions to Purchaser's Obligations. All of the following shall be conditions precedent to Purchaser's obligation to consummate the transactions contemplated by this Agreement:

         6.01 Representations and Warranties. Except for the changes expressly permitted by this Agreement, the representations and warranties made by Seller herein shall be accurate and correct in all material respects on and as of the date when made, and on, as of and as if made on the Closing Date. The Schedules referred to herein and the documents and schedules delivered pursuant hereto shall likewise be accurate and correct in all material respects on and as of the date when made, and on, as of and as if made on the Closing Date.

         6.02 Performance. Seller shall have complied in all material respects with all of its obligations under this Agreement.

         6.03 No Illegality. There shall not be in effect any statute, rule, or regulation which makes it illegal for Purchaser to consummate the transactions contemplated herein, or any order, decree, or judgment which enjoins Purchaser from consummating the transactions contemplated herein.

         6.04 No Litigation. No suit, action, or other proceeding shall be pending or, to the knowledge of Purchaser, threatened against Purchaser (i) by any governmental authority which challenges or seeks to challenge, restrain or prohibit the consummation of the transaction contemplated hereby or (ii) before any court or government agency that Purchaser reasonably determines would be materially adverse to it if it consummated the transactions contemplated hereby.

         6.05 No Material Adverse Change. During the period from the date hereof to the Closing, there shall not have been any material adverse change in the business, properties, financial condition, prospects or results of operations of the Company (including, without limitation, any loss or damage to its properties, whether or not insured, which materially affects the ability to conduct business).

         6.06 Closing Certificate. Purchaser shall have received a certificate (the "Sellers Closing Certificate") signed by Seller and dated the Closing Date to the effect that the conditions precedent provided in Sections 5.01, 5.02,
5.04 and 6.05 have been satisfied. The delivery of such certificate shall in no way diminish, supersede or enlarge the representations and warranties of Seller made in this Agreement or its liability in respect thereof pursuant to Article IX.

              6.07 Opinion of Counsel. Purchaser shall have been provided an opinion of counsel for Seller, Causley and the Company in form and substance reasonably acceptable to Purchaser and its counsel.

              6.08 Employment Agreement. Causley shall have entered into an employment agreement with the Company in the form attached hereto as Exhibit 6.08.

              6.09 Noncompetition Agreement. Causley shall have entered into the agreement not to compete with the Company and Purchaser in the form attached hereto as Exhibit 6.09.


         6.10 Outstanding Indebtedness. The Purchaser shall have been provided documentary evidence or assurances to the effect that prior to or contemporaneous with the Closing all of the Company's outstanding indebtedness (other than the indebtedness to Causley that shall be repaid to Causley at Closing and liabilities resulting from recharacterization of certain equipment leases as capital purchases on the Closing Balance Sheet), inclusive of customary trade payables and accrued expenses consistent with past practice, does not exceed $942,000.



                                       VII

                                   TERMINATION

         7.01 Termination by Mutual Agreement. This Agreement may be terminated at any time prior to the Closing by mutual agreement of Seller and Purchaser.

         7.02 Termination as a Result of Breach. Either the Seller or Purchaser may terminate this Agreement at any time prior to the Closing, by giving the other party written notice thereof, if the other party is in material breach of any of its representations, warranties, covenants and other obligations under this Agreement.

         7.03 Purchaser's Right to Terminate. Purchaser may terminate this Agreement by giving Seller written notice thereof (a) on or before June 30, 2000 if Purchaser (i) is not satisfied with the results of its due diligence review, or (ii) has not secured reasonable and customary commitments for financing that would enable Purchaser to consummate the transactions contemplated herein, or
(b) at any time after June 30, 2000 and prior to Closing if the Seller makes a material change to a Schedule to this Agreement that discloses information that could, individually or in the aggregate, have a Material Adverse Effect.

         7.04 Delay of Closing. Seller or Purchaser may terminate this Agreement by giving the other party written notice thereof if the Closing has not occurred on or before the close of business on July 31, 2000; provided that neither party shall be entitled to terminate this Agreement pursuant to this Section 7.04 if such party's breach of this Agreement has prevented the Closing.

         7.05 Effect of Termination. If this Agreement is terminated as provided in this Article VII, this Agreement shall forthwith become wholly void and of no effect, without liability of either party to the other, except for the liability of any party then in breach and Sections 9.01 and 9.12, which will continue in force and effect.

                                      VIII
                                 INDEMNIFICATION

         8.01 Indemnification by Seller and Causley. Seller and Causley shall jointly and severally indemnify, defend and hold harmless Purchaser, its affiliates, and their respective officers, directors, employees, members, partners and shareholders in their capacities as such (including the successors of any of the foregoing) from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost or expense (including, without limitation, reasonable attorneys', environmental consultants' and accountants' fees and costs) of any kind or character ("Damages"), (subject to
Section 8.05), arising out of or in any manner incident, relating or attributable to (a) any misrepresentation or breach of warranty by Seller or Causley contained in this Agreement (subject to Section 9.03), (b) any failure by Seller or Causley to perform, cause to be performed or observe any covenant to be performed or observed by Seller or Causley or the Company under this Agreement, (c) any guaranty to which the Company is a party and which guarantees amounts payable by, or obligations of, the Seller, Causley or any of their affiliates or related parties, (d) any liability of the Company under any agreements, contracts, negotiations and other dealings by the Seller with any third party concerning the sale of the capital stock or business of the Company,
(e) any liability for federal income or state or local income or franchise Taxes of the Company, the Seller or Causley that is based upon or measured with respect to the income of the Company, the Seller or Causley for any period up through and including the Closing Date, or resulting from any restatement of the financial statements (including without limitation the inventory position) of the Company for any year in order to comply with GAAP, (f) any liability for federal income or state or local income or franchise Taxes of Seller or Causley based on income for any post-Closing period, (g) any liability of the Seller, Causley or the Company for Taxes resulting from the transactions contemplated by this Agreement, including, without limitation, any Taxes resulting from the disposition, deemed or actual, of assets or stock contemplated by this Agreement, (h) any liability of the Company relating to insurance coverage under Company policies or plans for persons who were not eligible to be covered under such policies or plans, (i) any liability of the Company under certain automobile leases assigned to and assumed by Causley at or prior to the Closing; (j) any liability for failure of the Company to timely file any reports required to be filed with any governmental agency with respect to any of the Company's benefit plans for any period up through and including the Closing Date; (k) any liability for failure of the Company or any of its benefit plans to comply with ERISA for any period up through and including the Closing Date; or (l) any liability of the Company to Alliance-BRG in connection with the transactions anticipated hereby.

         8.02 Limitations. Notwithstanding the provisions of Section 8.01:

         (a) Purchaser shall have no right to make a claim for indemnification for breach by Seller and/or Causley of representations and warranties under
Section 8.01(a) except for the amount by which the aggregate of all claims with respect to such matters exceeds $25,000; provided, that the foregoing limitations shall not apply to any claim for indemnification under Sections 8.01(b), (c), (d), (e), (f), (g), (h), (i), (j), (k) or (l). The provisions of this Section 8.02(a) shall not apply with respect to claims under Section 8.01(a) for breach by Seller or Causley of the representations and warranties set forth in Sections 1.01, 1.02, 1.03 and 1.04.

         (b) The right of indemnification provided in Section 8.03 is solely for the benefit of the parties referred to therein, and such right will not be extended, either directly or indirectly, to any other person except for assignees of Purchaser permitted by Section 9.05 hereof or consented to by Seller and Causley. Except as set forth in the Agreement Not to Compete, the right of indemnification in Section 8.01 is the sole remedy which Purchaser has against Seller and Causley for any breach of a representation or warranty hereunder or for any other claim with respect to, or arising in any matter from, the transactions contemplated hereunder.

         (c) If a condition precedent stated in Section 6.01 is not satisfied, the Seller's Closing Certificate specifies the representation or warranty which is not correct in all material respects and identifies the reason and underlying facts therefor in reasonable details (such facts, the "Down-Date Facts"), and Purchaser at any time thereafter proceeds with the Closing notwithstanding such unsatisfied condition or incorrectness, then Seller and Causley shall have no liability to Purchaser or any other party indemnified pursuant to Section 8.01 with respect to the Down-Date Facts to the extent so described.

         8.03 Purchaser's Indemnification. (a) Subject to clause (b) below, Purchaser agrees to indemnify, defend, and hold harmless Seller and Causley from, against, and with respect to any Damages (subject to Section 8.05) arising out of or in any manner incident, relating, or attributable to (1) any misrepresentation or breach of warranty by Purchaser contained in this Agreement, (2) any failure by Purchaser to perform or observe any covenant to be performed or observed by Purchaser under this Agreement, (3) any obligation or liability relating to any matter as to which Purchaser or the Company is responsible and which is not then subject to indemnification by Seller and Causley hereunder or, (4) any liability for federal income or state or local income or franchise taxes of the Company for any post-Closing period.


         (b) The right of indemnification provided in Section 8.03 is solely for the benefit of the parties referred to therein, and such right will not be extended, either directly or indirectly, to any other person. The right of indemnification in Section 8.03 is the sole remedy which Seller and Causley have against Purchaser for any breach of a representation or warranty hereunder or for any other claim with respect to, or arising in any manner from, the transactions contemplated hereunder.

         8.04 Procedure. The party requesting indemnification under this Article VIII (the "indemnified party") shall give the party from whom indemnification is requested (the "indemnifying party") prompt notice of, and shall reasonably cooperate with the indemnifying party (including, without limitation, by making relevant personnel and records available to the indemnifying party at all reasonable times free of charge) in connection with any claim for which the indemnified party may seek indemnification from the indemnifying party under
Article VIII, but the failure to give such notice will not affect the indemnifying party's liability hereunder, except and to the extent it is actually prejudiced thereby. The indemnifying party shall at its own expense and with counsel of its choice assume the defense of all third party claims for which it is obligated to indemnify the indemnified party. The indemnified party may also at its own expense employ its own counsel to participate in the defense of any such third party claim. The indemnifying party shall have the absolute right to settle at its expense any such third party claim; provided, however, that such settlement shall also require the prior written consent of the indemnified party where criminal liability is admitted or where any action other than the payment of money is required or which does not include an unconditional release of all indemnified parties.

         8.05 Amount. The amount of Damages for which indemnification is provided (i) under this Article VIII will be computed net of any insurance proceeds received by the indemnified party in connection with such Damages, reduced by all costs and expenses related thereto and any premium increase or expense resulting therefrom and (ii) by Seller and Causley under Section 8.01(a) will be reduced to the extent such Damages relate to and do not exceed any applicable reserve or accrual with respect to such Damages provided for or reflected in the Closing Balance Sheet.



                                       IX
                                     GENERAL

     9.01 Expenses. Except for the services of Alliance-BRG, the cost and expenses of which Seller will pay, and the services of Urban "Sandy" MacDonald, the cost and expenses of which Purchaser will pay, each party represents and warrants to the other party that the services of a broker, finder, or financial advisor have not been used by the representing party in connection with any of the matters pertaining to the transactions contemplated herein. Each party will indemnify the other party, its affiliates, and the respective officers, directors, employees, and shareholders of the foregoing (other than the indemnifying party) in their capacities as such from and against any claim for broker's, finder's, or financial advisor's fees, including costs or expenses incurred in connection with the defense of any suit claiming such fees, or in any other manner pertaining to claims for such fees, which may become payable by reason of the acts or omissions of the indemnifying party.


         9.02 Governing Law. This Agreement shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the laws of the State of Michigan, without giving effect to the principles of conflict of laws of such state.

         9.03 Survival. The representations and warranties contained herein shall continue in full force and effect after the Closing (a) without termination in the case of those contained in Sections 1.01, 1.02, 1.03, 1.04,
2.01 and 2.02, (b) until 30 days after the expiration of the statute of limitations (including any extensions) applicable to Returns relating to any period prior to or including the Closing, in the case of those contained in
Section 1.12, (c) until the date which is five years after the Closing Date in the case of those contained in Section 1.15, (d) until the expiration of the statute of limitations (including any extensions) contained in ERISA, in the case of those contained in Section 1.17 which relate to compliance with ERISA, and (e) until two (2) years after the Closing Date in the case of all other representations and warranties contained herein. No claim for indemnity may be made on account of the incorrectness of any representation or warranty contained herein unless prior to the expiration of the applicable survival period the party claiming indemnity has given proper notice to the party against whom indemnification is sought. Any claim timely and properly made prior to such expiration shall be subject to indemnification hereunder notwithstanding any subsequent expiration.

         9.04 Entire Agreement. This Agreement (which term, as used in this Agreement, includes the Schedules referred to herein) constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions, whether oral or written, of the parties including the letter of intent, and there are no representations, warranties, covenants or other obligations between the parties in connection with the subject matter hereof except as set forth specifically herein. No amendment, supplement, modification, waiver or termination of this Agreement shall be implied or be binding (including, without limitation, any alleged waiver based on a party's knowledge of a breach or inaccuracy in any representation or warranty contained herein except as set forth in Section 8.02(b) above) unless in writing and signed by the party against which such amendment, supplement, modification, waiver or termination is asserted. No waiver of a provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly therein provided.

         9.05 Successors and Assigns. All of the terms and provisions of this Agreement by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors, permitted assigns, heirs and personal representatives. The rights and obligations provided by this Agreement shall not be assignable and, except as expressly provided herein, nothing herein is intended to confer upon any person, other than the parties and their successors, any rights or remedies under or by reason of this Agreement. Notwithstanding the foregoing, Purchaser may assign its rights as collateral security to the Purchaser's lenders without the consent of Seller; provided that the foregoing will not release Purchaser of any of its obligations under this Agreement.

         9.06 Schedules. All instruments or documents to be delivered by any party to this Agreement shall be in form and content reasonably satisfactory to the counsel for the party receiving such instrument or document. Seller shall have the right to amend and update the Schedules referred to in this Agreement at any time or from time to time prior to Closing. Each Schedule has been identified by a cover page, and an officer or counsel for each party has initialed each such cover page for purposes of identification. Each Schedule is deemed an integral part of this Agreement.

         9.07 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

         9.08 Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given (except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed, if mailed by certified or registered mail with postage prepaid, if sent by facsimile with receipt confirmed, or if shipped and receipted by express courier service, charges prepaid by shipper, in all such cases addressed as follows (or to such other address as may be designated

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

by notice given pursuant hereto), but in any event shall be deemed to have been duly given no earlier than actual receipt following delivery by any method:

(a)      If to Seller                        Ronald C. Causley
         and Causley:                        4375 Giddings Road
                                             Auburn Hills, MI

                                             with a copy to:

                                             Simcha Shapiro
                                             Spilkin, Shapiro & Feeney, P.C.
                                             29621 Northwestern Highway
                                             Southfield, MI  48086
                                             Fax:  (248) 353-3815

         If to Purchaser                     Nematron Corporation
                                             5840 Interface Drive
                                             Ann Arbor, MI  48103
                                             Attn:  Matthew S. Galvez
                                             Fax:  (734) 994-0352

                                             with a copy to:

                                             Dickinson Wright PLLC
                                             500 Woodward Avenue, Suite 4000
                                             Detroit, Michigan  48226
                                             Attention:  Bernadette M. Dennehy
                                             Fax No.:  (313) 223-3598

         9.09 Knowledge. For purposes of this Agreement, the "knowledge of Seller and Causley", "Seller's and Causley's knowledge" or any phrase of similar import will be deemed to mean the actual knowledge, after reasonable inquiry, of the individuals whose names are listed on Schedule 9.09.

         9.10 Post-Closing Access. Each party will retain the books and records relating to the businesses of the Company for a period of five years after the Closing, and will not destroy such books and records without providing the other party at least 30 days prior written notice. Each party shall afford to the other reasonable access thereto, and provide reasonable assistance, as may be necessary for purposes of preparing tax returns, financial statements, or for such other purposes as such other party may reasonably request. Each party will have the right to make copies, at its own expense, of such books and records for any proper purpose.

         9.11 Further Assurances. After the Closing, each of the parties will execute and deliver from time to time at the request of the other party all such other instruments as are necessary or appropriate to evidence or effectuate the transactions contemplated by this Agreement.

         9.12 Expenses. Except as provided in Sections 8.01, 8.05 and 9.01, regardless of whether the transactions contemplated by this Agreement are consummated, each party shall pay all fees and expenses incurred by such party in connection therewith.

         9.13 Filing of Returns. (a) Seller and Causley shall prepare and timely file, or cause to be prepared and timely filed, all Returns that include income of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Seller and Causley shall determine the manner in which any items of income, gain, deduction, loss or credit arising out of the respective income, properties and operations of the Company will be reported or disclosed in such returns; provided, however, that such Returns will be prepared by treating items on such returns in a manner consistent with the past practice with respect to such items, unless otherwise required by law. Seller and Purchaser will provide to each other drafts of all Tax Returns required to be prepared and filed by it under this Section 9.13 as soon as reasonably practicable prior to the due date for the filing of such Returns (including any extensions). As soon as reasonably practicable prior to the due date for the filing of such Returns (including any extensions), Seller and Purchaser will notify the other of the existence of any objection it (specifying in reasonable detail the nature and basis of such objection) may have to any items set forth on such draft returns. Purchaser and Seller agree to consult and resolve in good faith any such objection.

         (b) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Returns of the Company for tax periods which begin before the Closing Date and end after the Closing Date. The Seller will be liable for the payment of all Taxes (and entitled to Tax refunds and the deposit with the IRS pursuant to ss. 444 of the Internal Revenue Code) of the Company which are attributable to any pre-Closing tax period, whether shown on any original return or amended return for the period referred to therein. Nothing herein is to be construed as superseding the terms of paragraph 3.06(b) with respect to Seller's liability for taxes resulting from work-in-process and unbilled accounts receivable adjustments. The Company will be liable for the payment of all Taxes which are attributable to any post-Closing tax period. All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest), imposed on the Purchaser or the Company which are incurred in connection with this Agreement will be borne and paid by Seller and Causley, when due, and Seller and Causley will, at their own expense, cause to be filed all necessary returns and other documentation with respect to all such Taxes and fees.

         (c) In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all pre-Closing tax periods, Purchaser and Seller will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

         (d) Purchaser will promptly notify Seller in writing upon receipt by Purchaser or any affiliate of Purchaser (including the Company after the Closing
Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a pre-Closing tax period for which Seller and Causley may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "Tax Matter"). Seller and Causley at their sole expense, will have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the IRS, any other Taxing authority, any other governmental agency or authority or any court and will have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax Returns and settling audits; provided, however, that Seller and Causley will not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of Purchaser or the Company or any affiliate of the foregoing for any post-Closing tax period, including the portion of a period beginning before the Closing Date and ending after the Closing Date, without the prior written consent of Purchaser. Seller and Causley will keep Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. Seller and Causley will, in good faith, allow Purchaser to consult with Seller regarding the conduct of or positions taken in any such proceeding.

         (e) Seller and Causley will not file or cause or permit to be filed any amended Tax Return for any pre-Closing tax period (of the Company or relating to amounts for which the Company may be liable) without the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed. Purchaser will not file or cause to be filed any amended return covering any period or adjusting any Taxes for any pre-Closing tax period without the prior written consent of Seller, which consent will not be unreasonably withheld or delayed.

         (f) Effective as of the Closing Date, Seller will terminate any Tax sharing agreement to which the Company is a party, and the Company will not have any further obligations thereunder.

         (g) Seller shall remit to Purchaser that portion of any Tax refund any of them receives for any loss carryback attributable to any post-Closing period of the Company. Purchaser will forward to Seller that portion of any Tax refunds received by Purchaser or the Company that are attributable to Taxes assumed or retained and paid by Seller pursuant to this Agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

                                     SELLER:


                                     /s/ Ronald C. Causley, Trustee
                                     -------------------------------------------
                                     Ronald C. Causley, as Trustee
                                     of the Ronald C. Causley Revocable
                                     Trust dated March 14, 1990, as amended


                                     CAUSLEY:


                                     /s/ Ronald C. Causley
                                     -------------------------------------------
                                     Ronald C. Causley



                                     NEMATRON CORPORATION


                                     By:  /s/ David P. Gienapp
                                        ----------------------------------------
                                        Name: David P. Gienapp
                                        Title: Vice President - Finance and
                                               Administration

                               SCHEDULES (OMITTED)


Schedule 1.1        Exceptions to Transferability
Schedule 1.2        Jurisdictions where Qualified to Do Business
Schedule 1.5        Material Adverse Change
Schedule 1.6        Exceptions to Title
Schedule 1.8        Leases
Schedule 1.9        Material Contracts
Schedule 1.10       Violations
Schedule 1.11       Litigation
Schedule 1.12       Exceptions to Taxes
Schedule 1.13       Conduct of Business
Schedule 1.14       Intellectual Property
Schedule 1.15       Environmental Exceptions
Schedule 1.16       Compliance with Laws Exceptions
Schedule 1.17       Employee Benefit Plans
Schedule 1.18       Insurance
Schedule 1.20       Employees
Schedule 1.22       Vehicles
Schedule 1.24       Bank Accounts
Schedule 3.04       Calculation of Number of Shares of Nematron Stock
Schedule 9.09       Knowledge



Omitted Schedules will be furnished upon request.






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